Exhibit 21.1
List of Subsidiaries
Galveston Bay Pipeline Company
Galveston Bay Processing Corp.
Mid River LLC
National Offshore LP
National Onshore LP
NEG Holding LLC
NEG Operating LLC
NGX Energy Limited Partnership
Shana National LLC